UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) — June 10, 2003

PHOTOGEN TECHNOLOGIES, INC.

(Exact name as specified in its charter)

NEVADA	0-23553	62-1742885
(State or other jurisdiction of	(Commission	(IRS Employer
Incorporation or organization)	File Number)	Identification No.)

140 Union Square Drive
New Hope, Pennsylvania		18938
(Address of principal executive offices)		(Zip Code)

(215) 862-6860

(Registrants’ telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Item 5.        OTHER EVENTS.

Photogen Technologies, Inc. signed on June 10, 2003 an Asset Purchase Agreement with Alliance Pharmaceutical Corp.  The Asset Purchase Agreement contemplates, among other things, that at the closing Photogen will acquire assets related to Alliance’s imaging and diagnostic imaging business.  These assets include Alliance’s Imagent® product line.  Photogen would also hire certain Alliance personnel who had been associated with the Imagent business.

The purchase price to be paid at the closing for the assets consists of up to approximately $1.5 million in cash, assumption of certain specified liabilities, plus delivery of up to approximately 3,115,156 shares of Photogen common stock (approximately 18% of the currently outstanding common stock).  After the closing, Photogen would be required to make additional payments, including an earn out based on varying percentages of revenues Photogen receives from sales of Imagent® through 2010.  A portion of the earn out would be paid by cancellation of Alliance’s notes for bridge financing previously provided by Photogen.

The closing of the acquisition is subject to certain contingencies, including obtaining necessary third party consents.  Until the closing takes place, Photogen will operate the Imagent® assets under a license agreement with Alliance.

Photogen is in the process of obtaining additional working capital from its principal investors.  Photogen is also conducting discussions with other institutional investors concerning financing to support the Imagent® business in the future.

Photogen intends to hold a meeting of its stockholders in the near future.  The meeting will consider approving Photogen’s issuing additional shares of common stock after the closing that may exceed 20% of the outstanding common stock if needed for the acquisition and for future financing.  Additional details about these matters will be provided in Photogen’s current reports on Form 8-K and its proxy materials to be filed with the SEC.

Statements in this Form 8-K that are not strictly historical are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks that may cause Photogen’s actual results in the future to differ materially from expected results. These risks and uncertainties include the ability of the company: to obtain necessary financing to support its business plan, to obtain supplies of drug product, to maintain and defend intellectual property protection for its proprietary products, and to avoid infringing intellectual property rights of third parties.  In addition, the closing of the acquisition is subject to a number of conditions.  These and other risks are described and qualified in their entirety by cautionary language and risk factors set forth in the company’s filings from time to time with the Securities and Exchange Commission.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed by the undersigned hereunto duly authorized.

PHOTOGEN TECHNOLOGIES, INC.

	By:	/s/ Brooks Boveroux
Brooks Boveroux, Chief Financial Officer

Dated: June 16, 2003